SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

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☐	Soliciting Material Pursuant to §240.14a-12

BioDelivery Sciences International, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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June 12, 2012

To the Stockholders of BioDelivery Sciences International, Inc.:

BioDelivery Sciences International, Inc. (the “Company”) is pleased to send you the enclosed notice of the 2012 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 11:00 a.m. on Thursday, July 19, 2012 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about June 20, 2012.

Your vote is important—please date, sign and return your proxy card in the enclosed envelope or vote online as soon as possible to ensure that your shares will be represented and voted at the Meeting even if you cannot attend. If you attend the Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Mark. A. Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, July 19, 2012

The 2012 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held at 11:00 a.m. on Thursday, July 19, 2012, at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609, for the following purposes:

1.	To elect Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr. as Class I directors to serve for a three-year term that expires at the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (Proposal 1);

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditor for the fiscal year ending December 31, 2012 (Proposal 2); and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. Even if you have previously submitted a proxy card, you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the Meeting. If you hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you are a registered stockholder, you may cast your vote by visiting www.voteproxy.com. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com.

The Board of Directors unanimously recommends a vote “for” the approval of each of the proposals to be submitted at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

James A. McNulty, CPA

Secretary, Treasurer and Chief Financial Officer

Raleigh, North Carolina

June 12, 2012

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, July 19, 2012, 11:00 a.m.

Renaissance Raleigh Hotel at North Hills

4100 Main at North Hills Street, Raleigh, NC  27609

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement describes the proposals on which our Board of Directors would like you, as a stockholder, to vote at our 2012 Annual Meeting of the Stockholders, which will take place on Thursday, July 19, 2012 at 11:00 a.m. local time at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

This Proxy Statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this Proxy Statement and accompanying proxy card on or about June 20, 2012, to all stockholders of record entitled to vote at the Meeting.

In this proxy statement, we refer to BioDelivery Sciences International, Inc. as the “Company”, “we”, “us” or “our.”

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our common stock, par value $.001 per share (“Common Stock”), on June 12, 2012 (the “Record Date”) may attend and vote at the Meeting. Each share is entitled to one vote. There were 29,720,297 shares of Common Stock outstanding on the Record Date. All shares of Common Stock shall have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors” on page 44 of this Proxy Statement.

What is the proxy card?

The proxy card enables you to appoint Mark A. Sirgo, our President and Chief Executive Officer, and/or James A. McNulty, our Secretary, Treasurer and Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote on: (i) the election of our Class I directors, Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr., to terms of three (3) years, and (ii) the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2012. We will also transact any other business that properly comes before the Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for Dr. O’Donnell and Mr. Sears as nominees for the two (2) Class I directors of our Board of Directors;

•	to ratify the appointment of Cherry, Bekaert & Holland, L.L.P as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	according to the best judgment of either Dr. Sirgo or Mr. McNulty, if a proposal comes up for a vote at the Meeting that is not on the proxy card.

(2) You may vote in person at the Meeting. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3) You may vote online. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name”, or www.voteproxy.com if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

•	sending a written notice to James A. McNulty, the Secretary of the Company, stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the Meeting; or

•	attending the Meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the annual meeting and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders.

How many votes are required to elect Dr. O’Donnell and Mr. Sears as a Class I directors?

The affirmative vote of a majority of the votes cast at the meeting of the stockholders by the holders of shares of Common Stock entitled to vote in the election are required to elect Dr. O’Donnell and Mr. Sears as a Class I directors.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the meeting of the stockholders by the holders of shares of Common Stock entitled to vote are required to ratify Cherry, Bekaert & Holland, L.L.P as our independent registered public accounting firm for the year ending December 31, 2012.

How many votes are required to approve other matters that may come before the stockholders at the Meeting?

An affirmative vote of a majority of the votes cast at the Meeting is required for approval of all other items being submitted to the stockholders for their consideration.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.

Who can help answer my questions?

You can contact our Secretary, Treasurer and Chief Financial Officer, Mr. James A. McNulty, at (813) 864-2562 or by sending a letter to Mr. McNulty at offices of the Company at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, with any questions about proposals described in this Proxy Statement or how to execute your vote.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

INTRODUCTION

2012 Annual Meeting of Stockholders

This Proxy Statement is being furnished to holders of shares of common stock, $.001 par value (the “Common Stock”) of BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2012 Annual Meeting of Stockholders of the Company (the “Meeting”). The Meeting is to be held at 11:00 a.m. on Thursday, July 19, 2012 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609 and at any adjournment or adjournments thereof.

Record Date; Mailing Date

The Board has fixed the close of business on June 12, 2012 (the “Record Date”) as the Record Date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote and act at, the Meeting. The Proxy Statement is first being mailed to stockholders of the Company on or about June 20, 2012.

Proposals to be Submitted at the Meeting

At the Meeting, stockholders will be acting upon the following proposals:

1.	To elect Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr. as Class I directors to serve for a three-year term that expires at the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (Proposal 1);

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditor for the fiscal year ending December 31, 2012 (Proposal 2); and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Principal Offices

The principal executive offices of the Company are located at 801 Corporate Center Drive, Suite #210, Raleigh, North Carolina 27607. The Company’s telephone number at such address is (919) 582-9050.

Information Concerning Solicitation and Voting

As of the Record Date, there were 29,720,297 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Meeting. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the Meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned until a quorum is obtained. To be elected, the nominees named in Proposal 1 must receive the vote of a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting. For the purposes of election of such director, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposal 2.

Expenses

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, email or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Revocability of proxies

Proxies given by stockholders of record for use at the Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Meeting on the day of the Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE PROPOSALS TO BE SUBMITTED AT THE MEETING.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Introduction

The Board currently consists of three classes of directors, as follows:

Director(s)	Class	Term Expires
Francis E. O’Donnell, Jr.	Class I	Nominee in 2012 for term ending 2015
Samuel P. Sears, Jr.	Class I	Nominee in 2012 for term ending 2015
John J. Shea	Class II	2013
Mark A. Sirgo	Class II	2013
William B. Stone	Class III	2014
William S. Poole	Class III	2014

At the Meeting, stockholders will be asked to elect each of Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr. as Class I directors, each to hold office until the 2015 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier resignation or removal.

The Board has nominated each of Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr., who each currently serve as a director, to stand for reelection at the Meeting. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of Dr. O’Donnell and Mr. Sears.

We have been advised by each of Dr. O’Donnell and Mr. Sears that they are willing to be named as a nominee and each are willing to continue to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.

Directors and Executive Officers

Listed below are the names of the directors, executive officers and significant employees of the Company, their ages as of the Record Date and positions held:

Name	Age	Position(s) Held
Francis E. O’Donnell, Jr., M.D.	62	Executive Chairman
Mark A. Sirgo, Pharm.D.	58	President, Chief Executive Officer
James A. McNulty	61	Chief Financial Officer, Secretary and Treasurer
Andrew L. Finn, Pharm.D.	63	Executive Vice President of Product Development
Benny Ward	49	Executive Vice-President of Business and Strategic Development
William B. Stone	69	Lead Director
John J. Shea	85	Director
William S. Poole	65	Director
Samuel P. Sears, Jr.	68	Director

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Except as set forth below, none of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Francis E. O’Donnell, Jr., M.D., our Executive Chairman, and James A. McNulty, our Chief Financial Officer, Secretary and Treasurer, serve as, respectively, Chairman and Chief Executive Officer and Secretary and Treasurer of Accentia Biopharmaceuticals, Inc., a related party (“Accentia”). In addition, William S. Poole serves as a director of both the Company and Accentia. Accentia’s voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code and Accentia’s emergence from reorganization are described below under the section “Certain Relationships and Related Transactions.”

Francis E. O’Donnell, Jr., M.D., age 62, has been our Chairman of the Board and a Director since March 29, 2002 and was appointed as our Executive Chairman in January 2012. Dr. O’Donnell has previously served as our President and Chief Executive Officer. In January 2005, he relinquished the title of President and in August 2005 he relinquished the title of Chief Executive Officer. Since 1999, Dr. O’Donnell has served as Manager of The Hopkins Capital Group, an affiliation of limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare. He serves as Executive Chairman of Accentia, and its majority-owned subsidiary, Biovest International, Inc. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and has been awarded over 34 U.S. patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International. He is a Trustee for St. Louis University. Dr. O’Donnell is qualified to serve on our Board because of his extensive experience in specialty biopharmaceutical companies. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine.

Mark A. Sirgo, Pharm.D., age 58, has been our President since January 2005 and Chief Executive Officer and Director since August 2005. He joined our Company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has nearly 30 years of experience in the pharmaceutical industry, including 16 years in clinical drug development, 7 years in marketing, sales, and business development and 8 years in executive management positions. Prior to his involvement with Arius Pharmaceuticals from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75 while at Glaxo Wellcome, among other accomplishments. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. (NASDAQ:PPDI), a leading contract service provider to the pharmaceutical industry. Dr. Sirgo serves on the board of directors and as Chairman of the Compensation Committee of Salix Pharmaceuticals, Inc. (NASDAQ:SLXP), a specialty pharmaceutical company specializing in gastrointestinal products since 2008. Dr. Sirgo is qualified to serve on our Board because of his extensive experience in specialty biopharmaceutical companies. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

James A. McNulty, CPA., age 61, has served as our Secretary, Treasurer and Chief Financial Officer on a part time basis since October 2000 until January 1, 2008 when his position became full-time. Since May 2000, Mr. McNulty has also served as Chief Financial Officer of Hopkins Capital Group, an affiliation of limited liability companies which engage in venture investing activities. Hopkins Capital Group is owned and controlled by Dr. O’Donnell. Mr. McNulty also serves part-time as the Treasurer and Corporate Secretary of Accentia, a holding company with commercialization assets in specialty pharmaceuticals and biologics, and through December 31, 2007 as Chief Financial Officer for Biovest, a majority-owned subsidiary of Accentia. Mr. McNulty is a Director of RetinaPharma Technologies, Inc., an affiliate of Hopkins Capital Group. Mr. McNulty has performed accounting and consulting services as a Certified Public Accountant since 1975. He co-founded Pender McNulty & Newkirk, which became one of Florida’s largest regional CPA firms, and was a founder/principal in two other CPA firms, McNulty & Company, and McNulty Garcia & Ortiz. He served as Chief Financial Officer of Star Scientific, Inc. from October 1998 to May 2000. From June 2000 through January 2002 he served as Chief Financial Officer/Chief Operating Officer of American Prescription Providers, Inc. He is, since 2011, a director of Quantum Technology Sciences, Inc., a private company. He is a published co-author (with Pat Summerall) of Business Golf, the Art of Building Relationships on the Links. Mr. McNulty is qualified to serve on our management team because of his extensive experience in public and private accounting. Mr. McNulty is a graduate of University of South Florida, a licensed Certified Public Accountant, a member of the American and Florida Institutes of CPA’s and is a board member of the Tampa Bay chapter of Financial Executives International.

Andrew L. Finn, Pharm.D., age 63, has been our Executive Vice President of Product Development since January 2007. He joined our Company in August 2004 upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder. Dr. Finn has previously served as our Senior Vice President of Product Development and Executive Vice President of Clinical Development and Regulatory Affairs. Dr. Finn has nearly 30 years experience in pharmaceutical product development. Prior to his involvement with Arius, he was, from 2000 to 2003, Executive Vice President of Product Development at Pozen Inc. with responsibilities for formulation development, non-clinical development, clinical research and regulatory affairs. He participated in the Pozen activities leading up to the initial public offering and submitted marketing applications in Europe and the U.S. for two migraine products. From 1996 to 1999, Dr. Finn was co-founder and Chief Executive Officer of enVision Sciences, a regulatory and clinical service company. From 1991 to 1996, he was Vice President of Clinical Research and Biometrics for Solvay Pharmaceuticals, where he oversaw New Drug Application (“NDA”) submissions in the areas of inflammatory bowel disease, osteoporosis prevention and treatment of obsessive-compulsive disorder. Prior to this, he spent 10 years in positions of increasing responsibility at Glaxo Inc., where he oversaw a number of NDA submissions, including Zofran for chemotherapy induced nausea and vomiting. Dr. Finn is qualified to serve on our management team because of his extensive experience in specialty biopharmaceutical companies. Dr. Finn received his BS in Pharmacy from the University of North Carolina and his Doctorate from the University of Michigan.

Benny Ward, CPA., age 49, has been our Executive Vice-President of Business and Strategic Development since September 2010. Mr. Ward has more than 15 years of financial, operations and management experience, including 12 with life science companies. From 2006 to 2008, he served as Vice President of Finance and Chief Financial Officer of venture backed InnerPulse, Inc., a development stage cardiac rhythm management device company. Prior to joining InnerPulse, Mr. Ward was Vice President of Finance and Chief Financial Officer of Closure Medical Corporation, a world-leading, publicly traded developer and manufacturer of biomaterial-based medical adhesives that was acquired by Johnson & Johnson in June 2005. He joined Closure Medical in 1996 serving as a key member of the management team from the company’s successful initial public offering through its 2005 sale to Johnson & Johnson. Before joining Closure Medical, he spent three years as an auditor for Price Waterhouse. Mr. Ward serves on the Advisory Board of the School of Business at East Carolina University and is a board member of the Children’s Flight of Hope and Chesson Labs. Mr. Ward is qualified to serve on our management team because of his extensive experience in specialty biopharmaceutical companies. Mr. Ward received his BS in Accounting and BA in Political Science from East Carolina University.

William B. Stone, age 69, has been a member of our Board since October 2001 and is our Lead Director and Chairman of the Audit Committee of our Board. For thirty years, until his retirement in October 2000, Mr. Stone was employed with Mallinckrodt Inc. For the last twenty years of his career, he held positions of Vice President and Corporate Controller and Vice President and Chief Information Officer for 16 years and 4 years, respectively. During his tenure at Mallinckrodt, Mr. Stone was responsible for global accounting and reporting, financial organization, staffing and development, and systems of internal accounting control. In this capacity, he was responsible for Mallinckrodt’s Securities and Exchange Commission and other financial filings, internal management performance reports, strategic and tactical financial planning and for evaluation of capital sources and investments. Mr. Stone presented financial analyses and special projects to Mallinckrodt’s board of directors and audit committee, and reported to the audit committee regarding the conduct and effectiveness of the independent accountant’s quarterly reviews and annual audit. In the capacity of Chief Information Officer, Mr. Stone was responsible for Mallinckrodt’s worldwide computer information systems and organization, staffing and development. He assessed effectiveness and control for computer-assisted information systems and led a successful program for justification, selection and deployment of global standardized computer hardware and software. Further, Mr. Stone reported to the audit committee as leader of Mallinckrodt’s successful global program to address Year 2000 implications associated with computer-assisted information, laboratory control and process control computer hardware and software. He also chaired Mallinckrodt’s corporate employee benefits committee for over 8 years and has been a member of Financial Executives International since 1980. Mr. Stone is qualified to serve on our Board because of his extensive experience in accounting and with pharmaceutical companies. Mr. Stone is a graduate of the University of Missouri-Columbia where he earned BS and MA degrees in accounting, and is a Certified Public Accountant.

John J. Shea, age 85, has been a member of our Board since March 2002 and serves as Chairman of the Nominating and Corporate Governance Committee of our Board. He is currently the head of his own firm J. Shea Inc. and has also been a Quality Systems Adviser with Quintiles, a private consulting firm. Mr. Shea has also served in the capacity of Director of Quality Assurance and was responsible for the implementation of quality assurance procedures in a number of public companies. From 1987 to 1989, he served as Director of Quality Assurance at NeoRx Corporation. Mr. Shea was also the Director of Corporate Quality Assurance at Hexcel Corporation from 1980 to 1987. Mr. Shea has also served as the quality assurance person for other companies including, Teledyne Relays, Ortho Diagnostics, Inc. and Bio Reagents & Diagnostics, Inc. He is a member of the (North Carolina) Dare County Airport Authority and Audit Committee. Mr. Shea is qualified to serve on our Board because of his extensive business experience in the pharmaceutical industry. Mr. Shea earned a BS in Chemistry at Bethany College.

William S. Poole, age 65, has been a member of our Board since April 2005 and serves as Chairman of the Compensation Committee of our Board. He has extensive experience in the biopharmaceutical and medical device industries for over thirty years. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility and held the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. He later served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and also as President of Biovail Pharmaceuticals. In both of these companies, Mr. Poole was instrumental in aggressively growing revenue, building solid management teams and dramatically improving profitability. As President of these firms, Mr. Poole had total P&L responsibility and directly managed vice presidents in charge of each business department within the organizations. In recent years, Mr. Poole has acted as a private consultant and, until his appointment to our Board, Mr. Poole served as a member of the Commercial Advisory Board of our subsidiary, Arius Pharmaceuticals. Mr. Poole was Acting President/Chief Executive Officer of Spherics, Inc., a biotechnology company focusing on unique delivery mechanisms of certain drugs for the treatment of CNS diseases during 2007 and 2008. Mr. Poole is also a member of the board of directors of Accentia. Mr. Poole is qualified to serve on our Board because of his extensive business experience in the pharmaceutical industry. Mr. Poole earned a BA in Psychology at Boston University.

Samuel P. Sears, Jr., age 68, was appointed as a member of our Board in October 2011. Mr. Sears has extensive experience in the biopharmaceutical, nutraceutical and biotechnology industries. Since 2006, Mr. Sears has been a partner at the law firm of Cetrulo and Capone, PC, where he currently serves as managing partner, and from 2000 to 2006, he provided private consulting and legal advisory services to start-up and early stage development companies. Since 2000, Mr. Sears has served as Director, Chairman of the Audit Committee, Chairman of the Executive Committee, and Member of the Compensation Committee of Commonwealth Biotechnologies, Inc. (NASDAQ: CBTEQ), a research and development support services company. From 1998 to 2000, Mr. Sears served as Vice Chairman and treasurer of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutraceuticals to patients with chronic diseases. From 1994 through May 1998, Mr. Sears was Chief Executive Officer and Chairman of Star Scientific, Inc. (NASDAQ: CIGX).

From 1968 to 1993, Mr. Sears was in private law practice. Mr. Sears is qualified to serve on our Board because of his extensive legal and business experience, including in the pharmaceutical industry. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Director Independence

We believe that William B. Stone, John J. Shea, William S. Poole and Samuel P. Sears, Jr. qualify as independent directors for Nasdaq Stock Market purposes. This means that our Board is composed of a majority of independent directors as required by the rules of the Nasdaq Stock Market.

Meetings of the Board and Stockholders

Our Board met in person and telephonically 15 times during 2011 and also acted by unanimous written consent. Each member of our Board was present at eighty-seven (87%) percent or more of the Board meetings held. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors were present at the 2011 Annual Meeting of Stockholders, with the exception of Samuel P. Sears, Jr., who did not become a member until after the aforementioned meeting.

Board Committees

Our Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. All standing committees (as well as our Lead Director) operate under a charter that has been approved by the Board.

Audit Committee

Our Board has an Audit Committee, composed of William B. Stone, John J. Shea, William S. Poole and Samuel P. Sears, Jr. (who was appointed October 2011), all of whom are independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ Stock Market. Mr. Stone serves as chairman of the Audit Committee. The Board has determined that Mr. Stone is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met six times during 2011. Each member of the Audit Committee was present at one hundred (100%) percent of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

•	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service to be provided by the independent auditor;

•	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•

reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the Board; and

•

provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee

Our Board has a Nominating and Corporate Governance Committee composed of William S. Poole, John J. Shea, William B. Stone and Samuel P. Sears, Jr. (who was appointed October 2011). Mr. Shea serves as the chairman of the Nominating and Corporation Governance Committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. The Nominating and Corporate Governance Committee met three times in 2011 and has a charter which is reviewed annually. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o James A. McNulty, BioDelivery Sciences International, Inc, 324 South Hyde Park Avenue, Suite 350, Tampa FL 33606. The Nominating and Corporate Governance Committee has established nomination criteria by which board candidates are to be evaluated. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria. During 2011, we did not pay any fees to any third parties to assist in the identification of nominees. During 2011, we did not receive any director nominee suggestions from stockholders.

In 2010, the Nominating and Corporate Governance Committee adopted a set of criteria by which it will seek to evaluate candidates to serve on our Board. The evaluation methodology includes a scored system based on criteria including items such as experience in the biotechnology sector, experience with public companies, executive managerial experience, operations and commercial experience, fundraising experience and contacts in the investment banking industry, personal and skill set compatibility with current board members, industry reputation, knowledge of our Company generally, independence and ethnic and gender diversity. While diversity is considered as a board qualification criteria, it would not be weighted any more or less in an evaluation process than any other criteria. The established criteria do not distinguish board candidates based on whether the candidate is recommended by a stockholder of our Company.

In October 2011, Mr. Sears was appointed to our Board upon recommendation by the Nominating and Corporate Governance Committee. Mr. Sears’ qualifications were analyzed in accordance with the criteria describe above.

Compensation Committee

Our Board also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and is composed of four members: John J. Shea, William B. Stone, William S. Poole and Samuel P. Sears, Jr. (who was appointed October 2011). Mr. Poole serves as chairman of the Compensation Committee. The Compensation Committee met seven times during 2011.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2011, the Compensation Committee engaged Radford, an AON Consulting Company, to obtain market data against which it has measured the competitiveness of our compensation programs. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. We paid consultant fees to Radford of $24,225 in 2011.

Risk Management Committee

Our Board also has a Risk Management Committee, which was formed in August 2011. Pursuant to a charter of the Risk Management Committee approved by our Board, the purpose and mandate of the Risk Management Committee is to provide assistance to our Board and management in fulfilling the Board and management’s responsibilities to our stockholders, potential stockholders and investment community by: (i) identifying, assessing, monitoring and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory and external risks inherent in our business; (ii) overseeing our Company’s risk management, compliance and control activities; and (iii) overseeing our Company’s compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of our business.

Because the Audit Committee of the Board is responsible for reviewing and discussing with management and our independent auditors the major financial risk exposures (including those relating to systems of internal control, accounting and financial reporting) and the steps management has taken to monitor and control such exposures, it is the objective of the Risk Management Committee to coordinate with the Audit Committee and to maintain, as is necessary to fulfill the purposes of the Risk Management Committee, free and open means of communications among the Board and its committees, the independent auditors, the internal auditors and our senior management. The Risk Management Committee does not have responsibility for matters subject to the jurisdiction of another committee of the Board pursuant to that committee’s charter. Moreover, the Risk Management Committee does not have the power to direct our day-to-day management and operations, such power being vested in our executive management, subject to the oversight and approval of the Board.

All members of our Board are also members of the Risk Management Committee, but to ensure the efficient and optimal operation of the Risk Management Committee, the Risk Management Committee established an Executive Subcommittee thereof composed of William S. Poole (who acts as Chairman of each of the Risk Management Committee and its Executive Subcommittee), Dr. Frank O’Donnell and Dr. Mark A. Sirgo. The Executive Subcommittee formally reports at least quarterly to the full Board.

Lead Director

On July 26, 2007, our Board created the position of Lead Director. Our Board designated William B. Stone, an existing director, as our Lead Director. Pursuant to the charter of the Lead Director, the Lead Director shall be an independent, non-employee director designated by our Board who shall serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and perform such other duties as are specified in the charter or as our Board may determine.

Executive Chairman

On January 20, 2012, our Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, created the office of Executive Chairman of the Company and appointed Dr. Frank O’Donnell, then our Chairman of the Board, as Executive Chairman of our Company. In taking such action, our Board was intending to formally memorialize the role that Dr. O’Donnell has played with our Company over the years.

As Executive Chairman, Dr. O’Donnell acts as an officer and employee and, as such, performs his duties subject in all instances to the oversight of our Board and the power of our Board to approve all applicable corporation actions (which powers shall not be vested in the office of Executive Chairman).

Subject to such other roles, duties and projects as may (consistent with the terms and provisions of our Amended and Restated Bylaws and the resolutions of our Board that formed the office of Executive Chairman) be assigned by our Board to the Executive Chairman, the primary responsibilities of the Executive Chairman are as follows:

1.	Chair annual and special Board meetings and annual stockholder meetings and, subject to availability, attend meetings of the committees of the Board;

2.	Provide overall board leadership and establish guiding principles for the Board;

3.	Manage the affairs of the Board and facilitate board action in such a way that strategic and policy decisions are fully discussed, debated and decided by the Board;

4.	In cooperation with the President and Chief Executive Officer, ensure that our strategic orientation is defined and communicated to the Board for its approval and that all material issues are dealt with by the Board during the year;

5.	Ensure that the Board has efficient communication channels regarding all material issues concerning the business and see to it that directors are informed about these issues;

6.	Act as a representative of the Board and consult with Board members outside the regularly scheduled meetings of the Board and of Board committees;

7.	Meet and confer as often as required with our President and Chief Executive Officer to ensure that there is efficient communication between the Executive Chairman, the President and Chief Executive Officer and Board members;

8.	Offer advice and consultation to the President and Chief Executive Officer on the overall management of the business and affairs of our Company as well as specific matters upon the request of the President and Chief Executive Officer;

9.	In consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may act as our representative with business partners of our Company; and

10.	At the request of the board or the President and Chief Executive Officer, and in consultation and partnership with the President and Chief Executive Officer, the Executive Chairman may be placed in charge of special corporate strategic initiatives or projects.

The compensation of the Executive Chairman shall be determined from time to time by the Compensation Committee of the Board in accordance with such committee’s charter and practice. In March 2012, the Compensation Committee determined and approved that Dr. O’Donnell would receive compensation at a level equal to 50% of the President/CEO’s salary, cash bonus and options. The salary portion would begin on January 1, 2012 and the cash bonus and option portion would be determined in the first quarter of 2013, when, under normal circumstances, the Company’s 2012 objectives would be evaluated. Because of the change in his compensation, Dr. O’Donnell will no longer receive cash retainers or option awards under the existing board of director remuneration program for his role as a member of our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors and executive officers and persons who beneficially own more than 10% of our Common Stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our Common Stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2011, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, except that employee options granted to our officers (Mark A. Sirgo, James A. McNulty and Andrew L. Finn) on February 25, 2011 were reported on Form 4s filed on March 17, 2011 and options to our officer Benny Ward on February 25, 2011 was reported on Form 4 filed on March 18, 2011. Options granted to our directors (Francis E. O’Donnell, Jr., M.D., William B. Stone, John J. Shea, William S. Poole and Mark A. Sirgo) on July 20, 2011 were reported on Form 4s filed on July 27, 2011.

Code of Ethics

We have adopted a code of ethics that applies to all employees, as well as each member of our Board. Our code of ethics is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.bdsi.com. A copy of our code of ethics is also available in print, without charge, upon written request to 801 Corporate Center Drive, Suite #210 Raleigh, NC, 27607 Attn: James A. McNulty.

Audit Committee Report*

The Audit Committee of the Board (the “Audit Committee”) during 2011 was composed of four directors: William B. Stone, William S. Poole, John J. Shea and Samuel P. Sears, Jr. (as of October 2011), each of whom was “independent” as defined by the rules of the NASDAQ Stock Market. Mr. Stone serves as chairman of the Audit Committee. The Board has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement, and was updated in January 2008 and July 2009.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.

The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:

Audit Committee of the Board of Directors

/s/ William B. Stone

/s/ William S. Poole

/s/ John J. Shea

/s/ Samuel P. Sears, Jr.

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.]

Compensation Committee Report*

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

Submitted by:

The Compensation Committee of the Board of Directors

/s/ William S. Poole, Chairman

/s/ John J. Shea

/s/ William B. Stone

/s/ Samuel P. Sears, Jr.

*	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

Compensation Discussion and Analysis

The Compensation Committee of our Board has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Compensation Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.

We currently employ four executive officers, each of whom serves as a “Named Executive Officer” (or “NEO”) for purposes of SEC reporting: (1) Mark A. Sirgo, Pharm.D., our President and Chief Executive Officer (CEO); (2) James A. McNulty, our Secretary, Treasurer and Chief Financial Officer; (3) Andrew L. Finn, Pharm.D., our Executive Vice President of Product Development; and (4) Benny Ward, our Executive Vice President of Business and Strategic Development.

This Compensation Discussion and Analysis (“CD&A”), sets forth our philosophies underlying the compensation for our executive officers and our employees generally.

Objectives of Our Compensation Program

The Compensation Committee’s philosophy seeks to align the interests of stockholders and management and employees by tying compensation to employee and company performance, both directly in the form of salary or annual cash incentive payments, and indirectly in the form of equity awards. The objectives of our compensation program enhance our ability to:

•	attract and retain qualified and talented individuals; and

•	provide reasonable and appropriate incentives and rewards to our team for building long-term value within our company.

In addition, we strive to be competitive with other similarly situated companies in our industry. The process of developing pharmaceutical products is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for our Company and its stockholders and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects current company activities but also reflects contributions to building long-term value.

We utilize the services of the Radford Group, an AON consulting company (“Radford”) to review compensation programs of peer companies in order to assist the Compensation Committee in determining the compensation levels for our executives. Radford is a recognized independent consulting company and services clients throughout the United States. Those companies that comprise the peer group will be reviewed biennially as we do not believe that material differences will occur over a shorter period. However, we may review the peer group more often should circumstances warrant such action. The peer group used to evaluate senior management compensation for the fiscal year ended December 31, 2011 includes the following companies:

Company	Location
Aastrom Biosciences	Ann Arbor, MI
Achillion Pharmaceuticals	New Haven, CT
Anadys Pharmaceuticals	San Diego, CA
Antigenics Inc.	New York, NY
A.P. Pharma, Inc.	Redwood City, CA
AspenBio Pharma	Castle Rock, CO
Celldex Therapeutics	Needham, MA
Columbia Laboratories	Livingston, NJ
Zalicus	Cambridge, MA
DUSA Pharmaceuticals	Wilmington, MA
Epicept Corporation	Tarrytown, NY
Idera Pharmaceuticals	Cambridge, MA
Insmed Incorporated	Richmond, VA
MDRNA Inc.	Bothell, WA
Molecular Insight Pharmaceuticals	Cambridge, MA
Neurogesx, Inc.	San Mateo, CA
NovaBay Pharmaceuticals	Emeryville, CA
Pozen Inc.	Chapel Hill, NC
Sunesis Pharmaceuticals	South San Francisco, CA
Telik, Inc.	Palo Alto, CA
Threshold Pharmaceuticals	Redwood City, CA
Transcept Pharmaceuticals	Pt. Richmond, CA

With respect to our employees and non-senior management, we will also take into consideration local market data in determining appropriate compensation packages.

Elements of Our Compensation Program and Why We Chose Each

Main Compensation Components

Our Company-wide compensation program, including for our executive officers, is broken down into three main components: base salary, performance cash bonuses and potential long-term compensation in the form of stock options. We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry.

Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our executive officers as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies and the degree of responsibility in each of the experience levels.

Performance Bonus Plan

We have a performance bonus plan under which bonuses are paid to our NEOs based on achievement of extraordinary company performance goals and objectives established by the Compensation Committee and/or the Board as well as on individual performance. The bonus program is discretionary and is intended to: (i) strengthen the connection between individual compensation and Company’s achievements; (ii) encourage teamwork among all disciplines within the company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. Depending on the cash position of the Company, senior management, the Compensation Committee and our Board have decided, from time to time, not to pay cash bonuses in order that we may conserve cash and support ongoing development programs. Regardless of our cash position, we consistently grant annual merit-based stock options to continue incentivizing both our senior management and our employees.

Each NEO is assigned a target payout under the performance bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance, each of which is separately weighted as a component of such officer’s target payout. For the NEOs, the corporate goals receive the highest weighting in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end of year progress is reviewed with the employees’ managers.

Equity Incentive Compensation

We view long-term compensation, currently in the form of stock options, generally vesting in annual increments over three years, as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by the Company. While cash compensation is a significant component of employees overall compensation, our executive management team, the Compensation Committee and the Board believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation.

Other Compensation

In addition to the three main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to the NEOs as well as Dr. Niraj Vasisht, our Senior Vice President–Product Development and Chief Technology Officer, to Albert J. Medwar, our Vice President of Marketing and to Steven Dykstra, our Senior Vice President of Manufacturing Operations. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior managerial levels and that these arrangements help to promote stability and continuity of our executives and senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. We believe that providing change in control benefits lessens or eliminates any potential reluctance of these members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. We also believe that it is important to provide severance benefits to these members of our management, to promote stability and focus on the job at hand.

We also provide benefits to the executive officers that are generally available to all regular full-time employees of the Company, including our medical and dental insurance, life insurance and a 401(k) match for all individuals who participate in the 401(k) plan. At this time, we do not provide any perquisites to any executive officers. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our executive officers or employees. All of our employees not specifically under contract are “at-will” employees, which mean that their employment can be terminated at any time for any reason by either us or the employee. Our NEOs (as well as certain of our senior managers) have employment contracts that provide lump sum compensation in the event of their termination without cause or, under certain circumstances, upon a change of control.

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for the executive officers, including the individual’s role in the Company and individual performance, competition for talent, each NEO’s total compensation package, assessments of internal pay equity and industry data. Stock price performance has generally not been a factor in determining annual compensation because the price of our Common Stock is subject to a variety of factors outside of our control.

Industry Survey Data

In collaboration with Radford, we have determined that to best assure ourselves that we are compensating our executives on a fair and reasonable basis that we needed to establish a list of peer companies. We have established two peer group reviews with Radford. The first group is for NEOs, which is based on a national review and was set forth above under the heading “Objectives of our Compensation Program.” The second is intended for non-NEOs and focuses on similar sized companies located on the East Coast.

Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarks against respective comparable positions in our established peer group. Our guideline is to set NEO salary ranges between the 25th and 50th percentile for comparable positions. We then adjust salaries based on our assessment of the officers’ levels of responsibility, experience, overall compensation structure and individual performance. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment.

Performance Bonus Plan

At, or prior to the beginning of each calendar year, draft corporate goals that reflect our business priorities for the coming year are prepared by the Chief Executive Officer with input from the other executive officers. These goals are weighted by relative importance. The draft goals and proposed weightings are presented to the Compensation Committee and the Board and discussed, revised as necessary, and then approved by the Board. The Compensation Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy. Following the agreement with the Board on the corporate objectives, the goals are then shared with all employees in a formal meeting(s), and are reviewed periodically throughout the year at monthly staff meetings and quarterly Board meetings.

The performance bonus plan for our executive officers in 2011 was adopted by the Board in January 2009. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging up to 50% of salary for our Chief Executive Officer, to 40% of salary for our senior executive officers, to 30% of salary for our other officers. In setting these percentages, the Compensation Committee determined that the above percentages were reasonable and in line with other companies at our stage of development. Each employee has the opportunity to achieve up to 100% of his targeted amount, depending on how corporate goals and objectives are achieved.

Determination of Equity Incentive Compensation

To assist us in assessing the reasonableness of our stock option grant amounts, historically we have reviewed Radford supplied information and, prior to Radford, we used information supplied by Equilar. Such information included stock option data from a cross-section of the companies in the above-mentioned surveys. On-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Dr. Sirgo, our Chief Executive Officer and President, has been authorized by our Board to offer to new employees stock options valued up to 50% of base salary using Black-Scholes valuation for director-level employees and up to 100% of base salary for vice presidents and executive vice presidents. These options are to be granted the first day of employment. On-hire grants typically vest over three years. In 2010, the Compensation Committee implemented internal guidelines for annual stock option grants for all employees based on performance factors similar to the executive performance bonus plan. These guidelines provide an internal framework for decision-making by the Compensation Committee and are not communicated to the individual as a target grant amount. It is generally expected that the target amount would be granted if 100% performance is achieved. This calculation is similar to the bonus plan calculation. The equity guidelines also provide a framework for granting stock options on average that are valued up to 25% of salary using the Black-Scholes valuation method to compute the number of shares. However, the equity model amounts are only guidelines and may be adjusted upward or downward by the Compensation Committee on a discretionary basis.

Option Grant Practices

All stock options granted to the NEOs are approved by the Compensation Committee. Exercise prices are set using a 30-day volume weighted average price method which we define as the closing price of our Common Stock on the Nasdaq Capital Market on the trading day of the date of grant and the 30 trading days preceding that date. Grants are generally made: (i) on the employee’s start date and (ii) at Board meetings held each January and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made in connection with promotions or job related changes in responsibilities. In addition, on occasion, the Compensation Committee may make additional special awards for extraordinary performance.

Compensation Setting Process

Near the end of the year and at an in person meeting held each January, the Board and Compensation Committee assess our overall corporate performance and discuss the relative achievement of the corporate goals. The relative achievement of each goal is assessed and quantified and the summation of the individual components results in the corporate goal rating. The independent directors of the Board (who comprise the Compensation Committee) meet privately to further discuss and approve the final corporate goal rating, expressed as a percentage, from 0 to 100%.

Also near the end of the year, our Chief Executive Officer evaluates the individual performance of each executive officer (other than himself) and provides the Compensation Committee with an assessment of the performance of each other NEO. In determining the individual performance ratings of the NEOs, we assess performance against a number of factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.

Following a qualitative assessment of individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Compensation Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the executive officers’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in Company priorities throughout the year.

The Compensation Committee looks to the Chief Executive Officer’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of the Board. These recommendations may be adjusted by the Compensation Committee prior to finalization. For the Chief Executive Officer, the Compensation Committee evaluates his performance, taking into consideration input from the other members of the Board, and considers the achievement of overall corporate objectives by both the Chief Executive Officer specifically and the Company generally.

The Chief Executive Officer also presents any recommended changes to base salary and recommendations for an annual stock option grant amount, referencing the equity guidelines, for each of the executive officers (other than himself).

The Compensation Committee has the authority to directly engage, at our Company’s expense, any compensation consultants or other advisors (such as Radford) that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies.

Concurrently with the Chief Executive Officer’s evaluation of the other executive officers’ performance, the Compensation Committee reviews the Chief Executive Officer’s performance, based on input from the other members of the Board, and assigns a rating for the Chief Executive Officer, expressed as a percentage from 0 to 100%. The Compensation Committee also sets the Chief Executive Officer’s base salary for the upcoming fiscal year, referencing the relevant survey data. The Chief Executive Officer is not present during the Compensation Committee’s deliberations regarding his compensation.

The corporate goals rating and individual performance ratings are applied to each employee’s target bonus opportunity under the bonus plan, in the proportions defined for each position. The sum of those components then determines the actual bonus paid for each individual. Under the equity guidelines, described above, the corporate goals rating and individual performance ratings may also be used to determine the size of the annual stock option grant for each employee.

Compensation and benefit consultants who are independent from the company, may, from time to time, be hired by the Compensation Committee to assist in developing and reviewing overall salary policies and structures. Other than Radford, we did not engage any consultant related to executive and/or director compensation matters in 2011. We paid consultant fees to Radford of $24,225 in 2011. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.

2011 Compensation Decisions

General Assessment of Management Performance in 2011

The Compensation Committee and the Board conducted the performance and compensation review for 2011 during November and December of 2011 and January of 2012. In assessing our performance for the year, the Compensation Committee and the Board agreed that there was good progress in a number of areas. Notably, this included achievement of a closing of an equity financing in the first quarter that was accomplished with fundamental health care investors at market terms (which were a 10% discount with no warrants) and the closing of a commercial partnership for BEMA® Buprenorphine for the treatment of chronic pain with Endo Pharmaceuticals Inc. (“Endo”). This partnership can potentially bring $180 million of revenue to us of which $30 million was received at the closing of the transaction. Unfortunately, the unforeseen negative results of

BEMA® Buprenorphine Phase 3 study was a cause of major concern for the Compensation Committee, particularly as it negatively affected our stock price and shareholder value. Despite this outcome, the positive work that had been done with this product led to the closure of the Endo partnership and a significant recovery in shareholder value. In addition, the BEMA® Buprenorphine/Naloxone program progressed to a final formulation that we are now taking to final clinical testing in 2012. We are hopeful this will lead to an NDA submission in the first half of 2013. We also achieved a positive result in a requested United States Patent and Trademark Office patent reexamination in connection with of our defense of the MonoSol Rx, LLC patent litigation.

2011 Performance Assessments and Bonus Calculations

For 2011, our performance bonus plan set the following target payouts, expressed as a percentage of base salary. For our Chief Executive Officer, the target bonus opportunity was 50% of base salary and for our Chief Financial Officer, Executive Vice President, Product Development and Executive Vice President, Business and Strategic Development, the target bonus opportunity was 40% of base salary.

The elements that the Compensation Committee and the Board established as our overall corporate goals for 2011 included a variety of development and operational objectives. The 2011 goals were established in January 2011. The objectives were development/clinical, commercial, financial and operational in nature.

In January 2012, the Compensation Committee and the Board considered year-end compensation for 2011 performance and 2012 compensation matters. Specifically, the Compensation Committee and the Board observed and recognized that the following key corporate objectives were substantially met:

•	secured a commercial partnership for BEMA® Buprenorphine for chronic pain with Endo worth a potential of $180 million to be received by us in milestones;

•	concluded a successful gross $15 million financing at market terms with fundamental health care investors;

•	delivered launch supply of ONSOLIS® for Canada that led to a product launch;

•	supported Meda Pharmaceuticals, Inc. activities to gain approval of the class-wide REMS for ONSOLIS®; and

•	completed and analyzed the pivotal Phase 3 study for BEMA® Buprenorphine.

These accomplishments reflected the efforts of our employees, including the NEOs, and were taken into account by the Compensation Committee in providing our NEOs and some employees with salary increases. All employees were provided equity grants and performance cash bonus awards which were approved by the Compensation Committee during the first quarter of 2012. All employees were granted options based on 17% of their base salary (from a maximum allowable under Compensation Committee guidelines of 25%), using Black-Scholes valuation. The total options for this award amounted to 318,351 options, have a value of $493,188 and vest in thirds over three years. The award under our performance cash bonus program approximated 45% of base salary (out of a possible 100% target). Half of this 45% amount was paid as cash bonuses and the remaining half as stock options using Black-Scholes valuation. The total cash bonuses amounted to $194,995, which was paid upon the successful issuance of a certain patent and receipt of an associated milestone payment from Endo in May 2012. The total options for this award amounted to 154,007 options, have a value of $194,995 and vest immediately.

As a special recognition award to Dr. O’Donnell for his active participation in the Risk Management Committee of our Board and the Executive Risk Management Subcommittee thereof for the latter half of 2011, Dr. O’Donnell was granted 10,000 options in February 2012, which have a value of $14,100 and vested immediately.

Individual Performance and Compensation of the President and CEO

Dr. Sirgo’s base salary for 2011 was $413,920 as established in January 2010 in connection with the 2009 year-end performance and compensation review conducted by the Compensation Committee.

In evaluating Dr. Sirgo’s individual performance for 2011, the Compensation Committee, with input from the other Board members, concluded that Dr. Sirgo’s efforts in securing new financing as well as conducting several multi-level meetings with potential commercial partners were excellent. The Compensation Committee believes that he concluded a solid contract with a significant pharmaceutical partner that is dedicated to taking BEMA® Buprenorphine to market. Dr. Sirgo provided the necessary leadership to our employees to ensure that appropriate attention and effort were directed at advancing the commercialization of ONSOLIS® in Canada and Europe. He guided our efforts with the Food and Drug Administration with respect to the retail REMS for Meda and our own additional clinical programs. Dr. Sirgo managed to clarify, and share, with our investors and shareholders, the positive aspects and outcomes of our BEMA® Buprenorphine study that was also instrumental in the closing of the Endo partnership. Accordingly, the Compensation Committee approved bonus awards for Dr. Sirgo at a level equal to 45% of a possible 50% of base salary target (or 22.5% of total base salary, equaling $93,132 in the aggregate). Half of this bonus amount ($46,566) was paid in stock options and remaining half was paid in cash (which was paid upon the issuance of a certain patent and receipt of an associated milestone payment from Endo in May 2012). With respect to the stock options, 33,026 stock options were granted and vested 100% at the issuance of the grant. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant. Dr. Sirgo was also granted 45,421 in employee option awards with a value of $70,366, or 17% of base salary (from a maximum allowable under Compensation Committee guidelines of 25%). These options vest over a three year period. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant.

Compensation Highlights for the other Executive Officers

Chief Financial Officer

Mr. McNulty’s base salary for 2011 was $300,118 as established in January 2011 in connection with the 2010 year-end performance and compensation review conducted by the Compensation Committee.

In evaluating Mr. McNulty’s individual performance for 2011, the Compensation Committee, with input from the other Board members, concluded that Mr. McNulty led the finance team in achieving its objectives and supported the Company overall by providing timely information on our financial condition and maintained sound internal and financial reporting controls. Accordingly, the Compensation Committee approved bonus awards for Mr. McNulty at a level equal to 45% of a possible 40% of base salary target (or 18% of total base salary, equaling $54,022 in the aggregate). Half of this bonus amount ($27,011) was paid in stock options and remaining half was paid in cash (which was paid upon the issuance of a certain patent and receipt of an associated milestone payment from Endo in May 2012). With respect to the stock options, 19,156 stock options were granted and vested 100% at the issuance of the grant. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant. Mr. McNulty was also granted 32,933 in employee option awards with a value of $51,020, or 17% of base salary (from a maximum allowable under Compensation Committee guidelines of 25%). These options vest over a three year period. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant.

Executive Vice President—Product Development

Dr. Finn’s base salary for 2011 was set at $284,000 in February 2011 in connection with the 2010 year-end performance and compensation review conducted by the Compensation Committee. The salary adjustment reflected an increase of $31,856.

In evaluating Dr. Finn’s individual performance for 2011, the Compensation Committee, with input from the other Board members, concluded that Dr. Finn completed the pivotal BEMA® Buprenorphine Phase 3 study on time and despite its negative outcome was able to quickly analyze the data and report in a fashion that highlighted the positive aspects of the study that was instrumental in the closing of the Endo licensing deal. Dr. Finn also was instrumental in overseeing the manufacture of ONSOLIS® in support of the launch of product in Canada. In addition Dr. Finn moved the BEMA® Buprenorphine/Naloxone product to a final formulation stage that will allow for the completion of this important clinical program in 2012. Accordingly, the Compensation Committee approved bonus awards for Dr. Finn at a level equal to 45% of a possible 40% of base salary target (or 18% of total base salary, equaling $51,120 in the aggregate). Half of this bonus amount ($25,560) was paid in stock options and remaining half was paid in cash (which was paid upon the issuance of a certain patent and receipt of an associated milestone payment from Endo in May 2012.) With respect to the stock options, 18,128 stock options were granted and vested 100% at the issuance of the grant. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant. Dr. Finn was also granted 31,165 in employee option awards with a value of $48,280, or 17% of base salary (from a maximum allowable under Compensation Committee guidelines of 25%). These options vest over a three year period. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant.

Executive Vice President—Business and Strategic Development

Mr. Ward joined our Company in September 2010 and his base salary was set at $195,000.

In evaluating Mr. Ward’s individual performance for 2011, the Compensation Committee, with input from the other Board members, concluded that Mr. Ward provided significant support of the successful equity financing in 2011, as well as the Endo partnership. In addition he oversaw the positive execution of an investor relations program for the company that brought a number of new institutional investors to the Company. He also supported the activities involving the MonoSol litigation and the advancement of certain manufacturing agreements. Accordingly, the Compensation Committee approved bonus awards for Mr. Ward at a level equal to 45% of a possible 40% of base salary target (or 18% of total base salary, equaling $35,100 in the aggregate). Half of this bonus amount ($17,550) was paid in stock options and remaining half was paid in cash (which was paid upon the issuance of a certain patent and receipt of an associated milestone payment from Endo in May 2012.) With respect to the stock options, 12,447 stock options were granted and vested 100% at the issuance of the grant. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant. Mr. Ward was also granted 21,398 in employee option awards with a value of $33,150, or 17% of base salary (from a maximum allowable under Compensation Committee guidelines of 25%). These options vest over a three year period. The exercise price of such options was based on the 30-day volume weighted average price of our common stock on the date of grant.

Severance and Change in Control Benefits

The change in control benefits for all applicable persons have a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of the Company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders.

Accounting and Tax Considerations

ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.

Internal Revenue Code Section 162(m). At this time, we do not have a policy to factor in 162(m) limitations into the determination of base salary or bonus amounts since the aggregate salary and bonus payments for each individual are substantially below the $1,000,000 deductibility limitation.

Section 409A. Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers.

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our executive officers and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between our interests, on the one hand, and the executive’s compensation on the other.

Compensation Risk Assessment

In reviewing our compensation policy and practices for its NEOs as well as for other employees, the Compensation Committee evaluated whether any unnecessary risk-taking was associated with our compensation policies. The Compensation Committee did not identify any risks arising from our compensation policies and practices reasonably likely to have a material adverse effect on our Company.

Compensation Committee Independence

All members of the Compensation Committee are independent directors and do not have any formal ties or relationship with any members of management or their relatives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2011, 2010 and 2009. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2011.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(20)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark A. Sirgo, Pharm.D.	2011	$413,920	$124,176	(1)	—	$107,382	(2)	—	—	$22,176	(3)	$667,654
President, Chief Executive Officer and Director	2010	$413,920	$170,699		—	$186,041	(4)	—	—	$20,367	(5)	$791,027
	2009	$470,463	$220,378		—	$410,643	(6)	—	—	$43,602	(7)	$1,145,086

James A. McNulty, CPA	2011	$300,118	$73,720	(8)	—	$36,269		—	—	$29,529	(9)	$439,636
Chief Financial Officer, Secretary and Treasurer	2010	$300,118	$87,413		—	$110,300		—	—	$24,127	(10)	$521,958
	2009	$290,377	$120,196		—	$326,860		—	—	$32,164	(11)	$769,597

Andrew L. Finn, Pharm.D.	2011	$283,387	$60,515	(12)	—	$34,321		—	—	$18,222	(13)	$396,445
Executive VP of Product Development	2010	$252,144	$73,440		—	$92,668		—	—	$17,449	(14)	$435,701
	2009	$244,800	$144,480		—	$12,239		—	—	$21,945	(15)	$423,464

Benny Ward,	2011	$195,000	$14,745	(16)	—	$7,424		—	—	$19,719	(17)	$236,888
Executive VP of Business & Strategic Development	2010	$59,250	—		—	$141,721		—	—	$2,625	(18)	$203,596
	2009	$—	—		—	—		—	—	—		$—	(19)

(1)	The bonus disclosed in this item of $124,176 is related to 2010, but was contingent upon Board approval, which occurred January 2011.
(2)	The compensation disclosed in this item is composed of 25,000 stock options granted as compensation for serving as a director.
(3)	Includes: $9,926 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2011.
(4)	The compensation disclosed in this item is composed of 25,000 stock options granted as compensation for serving as a director.
(5)	Includes: $9,281 of health insurance premiums paid and 401(k) matching of $11,086 paid in 2010.
(6)	The compensation disclosed in this item is composed of 30,000 stock options granted as compensation for serving as a director.
(7)	Includes: Vacation payout of $20,902, $10,450 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2009.
(8)	The bonus disclosed in this item of $73,720 is related to 2010, but was contingent upon Board approval, which occurred January 2011.
(9)	Includes: $17,279 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2011.
(10)	Includes: $16,658 of health insurance premiums paid and 401(k) matching of $7,469 paid in 2010.
(11)	Includes: $19,914 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2009.
(12)	The bonus disclosed in this item of $60,515 is related to 2010, but was contingent upon Board approval, which occurred January 2011.
(13)	Includes: $10,411 of health insurance premiums paid and 401(k) matching of $7,811 paid in 2011.
(14)	Includes: $9,239 of health insurance premiums paid and 401(k) matching of $8,210 paid in 2010.
(15)	Includes: $12,318 of health insurance premiums paid and 401(k) matching of $9,627 paid in 2009.
(16)	The bonus disclosed in this item of $14,745 is related to 2010, but was contingent upon Board approval, which occurred January 2011.
(17)	Includes: $9,878 of health insurance premiums paid and 401(k) matching of $9,841 paid in 2011.
(18)	Includes: $1,871 of health insurance premiums paid and 401(k) matching of $754 paid in 2010.
(19)	Mr. Ward was hired September 2010.
(20)	Aggregate grant date fair value according to ASC 718.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. All directors and officers have executed confidentiality and non-compete agreements with us.

The following is a description of our current executive employment agreements:

Mark A. Sirgo, Pharm.D., President and Chief Executive Officer—Mr. Sirgo’s current employment agreement, dated February 22, 2007, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary, and other employee benefits. Under the terms of his agreement, Mr. Sirgo received base salary in 2011 of $413,920 per year and a bonus of $124,176, or 30% of his 2010 base pay.

We may terminate Dr. Sirgo’s employment agreement without cause and Dr. Sirgo may resign upon 30 days advance written notice. We may immediately terminate Dr. Sirgo’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Sirgo’s employment for any reason, Dr. Sirgo will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Sirgo is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Sirgo terminates his employment for Good Reason (as defined in the employment agreement), Dr. Sirgo is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Sirgo will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 2. In addition, Dr. Sirgo’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Sirgo’s death or disability.

Dr. Sirgo’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

James A. McNulty, CPA, Chief Financial Officer, Secretary and Treasurer—Through December 31, 2007, Mr. McNulty served as part-time Chief Financial Officer, devoting approximately 50% of his time to our Company. Beginning January 1, 2008, Mr. McNulty devotes substantially all of his time to our Company. Mr. McNulty’s current employment agreement, dated February 22, 2007, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary, and other employee benefits. Under the terms of his agreement, Mr. McNulty received base salary in 2011 of $300,118 per year and a bonus of $73,720, or 25% of his 2010 base pay. Mr. McNulty is also employed part-time as secretary and treasurer of Accentia.

We may terminate Mr. McNulty’s employment agreement without cause and Mr. McNulty may resign upon 30 days advance written notice to the other party. We may immediately terminate Mr. McNulty’s employment agreement for Good Cause (as defined in the employment agreement). Upon the termination of Mr. McNulty’s employment for any reason, Mr. McNulty will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. McNulty is terminated during the term of his employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. McNulty terminates his employment for Good Reason (as defined in the employment agreement), Mr. McNulty is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. McNulty will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, the employment agreement will terminate prior to its scheduled expiration date in the event of Mr. McNulty’s death or disability.

The employment agreement also includes a 2 year non-competition, non-solicitation and confidentiality covenants on terms identical to his former employment agreement with us, except that if Mr. McNulty’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Andrew L. Finn, Pharm.D., Executive Vice President of Product Development—Dr. Finn’s current employment agreement, dated February 22, 2007, is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. The agreement includes a base salary, target bonus of up to 50% of his base salary, and other employee benefits. Under the terms of his agreement, Dr. Finn received base salary in 2011 of $283,387 per year and a bonus of $60,515, or 24% of his 2010 base pay.

We may terminate Dr. Finn’s employment agreement without cause and Dr. Finn may resign upon 30 days advance written notice. We may immediately terminate Dr. Finn’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Finn’s employment for any reason, Dr. Finn will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Finn is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Finn terminates his employment for Good Reason (as defined in the employment agreement), Dr. Finn is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Finn will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Dr. Finn’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Finn’s death or disability.

Dr. Finn’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement, except that if Dr. Finn’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Benny Ward, Executive Vice President of Business and Strategic Development—On September 7, 2010, Mr. Ward executed a one-year employment agreement to be our Executive Vice President of Business and Strategic Development at an annual salary of $195,000. The employment agreement is subject to automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. Mr. Ward is eligible for a discretionary annual bonus of up to 40% of his base salary. Under the terms of his agreement, Mr. Ward received base salary in 2011 of $195,000 per year and a bonus of $14,745, or 25% of his 2010 base pay.

We may terminate Mr. Ward’s employment agreement without cause and Mr. Ward may resign upon 30 days advance written notice. We may immediately terminate Mr. Ward’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Mr. Ward’s employment for any reason, Mr. Ward will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. Ward is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. Ward terminates his employment for Good Reason (as defined in the employment agreement), Mr. Ward is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. Ward will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Mr. Ward’s employment agreement will terminate prior to its scheduled expiration date in the event of Mr. Ward’s death or disability.

Mr. Ward’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement, except that if Mr. Ward’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Outstanding equity awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our name executive officers, as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested (#)
Mark A. Sirgo, Pharm.D.	—	—	22,369	(1)	$3.55	2/25/21	—	—	—	—
	25,000	—	—		$3.47	7/21/21	—	—	—	—
	25,000	—	—		$2.26	7/21/20	—	—	—	—
	11,421	—	22,844	(2)	$2.43	7/21/20	—	—	—	—
	12,449	—	24,899	(3)	$3.90	1/21/20	—	—	—	—
	25,000	—	—		$5.40	7/22/19	—	—	—	—
	66,667	—	33,333	(4)	$4.83	4/30/19	—	—	—	—
	6,117	—	3,058	(5)	$3.05	1/22/19	—	—	—	—
	30,000	—	—		$2.01	7/24/18	—	—	—	—
	40,985	—	—		$2.01	7/24/18	—	—	—	—
	48,448	—	—		$2.85	1/31/18	—	—	—	—
	20,000	—	—		$4.13	7/25/17	—	—	—	—
	434,000	—	—		$6.63	4/13/17	—	—	—	—
	45,891	—	—		$2.42	1/26/17	—	—	—	—
	49,000	—	—		$3.03	12/1/15	—	—	—	—
	20,000	—	—		$2.94	8/22/15	—	—	—	—
	5,147	—	—		$3.40	10/21/14	—	—	—	—

James A. McNulty, CPA	—	—	16,219	(1)	$3.55	2/25/21	—	—	—	—
	8,281	—	16,563	(2)	$2.43	7/21/20	—	—	—	—
	9,027	—	18,053	(3)	$3.90	1/21/20	—	—	—	—
	66,666	—	33,334	(4)	$4.83	4/30/19	—	—	—	—
	8,184	—	4,091	(5)	$3.05	1/22/19	—	—	—	—
	18,277	—	—		$2.01	7/24/18	—	—	—	—
	32,408	—	—		$2.85	1/31/18	—	—	—	—
	100,000	—	—		$6.63	4/13/17	—	—	—	—
	34,109	—	—		$2.42	1/26/17	—	—	—	—
	15,603	—	—		$2.05	7/27/16	—	—	—	—
	10,000	—	—		$3.03	12/1/15	—	—	—	—
	26,189	—	—		$2.94	7/28/15	—	—	—	—
	3,235	—	—		$3.40	10/21/14	—	—	—	—
	18,616	—	—		$3.83	8/14/13	—	—	—	—

Andrew L. Finn, Pharm.D.	—	—	15,348	(1)	$3.55	2/25/21	—	—	—	—
	6,957	—	13,916	(2)	$2.43	7/21/20	—	—	—	—
	7,584	—	15,167	(3)	$3.90	1/21/20	—	—	—	—
	2,480	—	4,959	(5)	$3.05	1/22/19	—	—	—	—
	33,231	—	—		$2.01	7/24/18	—	—	—	—
	39,282	—	—		$2.85	1/31/18	—	—	—	—
	100,000	—	0		$6.63	4/13/17	—	—	—	—
	37,209	—	0		$2.42	1/26/17	—	—	—	—
	10,603	—	0		$2.05	7/27/16	—	—	—	—
	49,000	—	0		$3.03	12/1/15	—	—	—	—
	8,929	—	0		$2.94	7/28/15	—	—	—	—
	5,147	—	0		$3.40	10/21/14	—	—	—	—

Benny Ward, CPA	—	—	3,320	(1)	$3.55	2/25/21	—	—	—	—
	28,000	—	57,000	(6)	$2.38	9/7/20	—	—	—	—

(1)	Of the unvested stock options, one third of the unvested stock options vested on February 25, 2012, another third will vest on February 25, 2013 and the remaining third will vest on February 25, 2014.

(2)	Of the unvested stock options, half of the unvested stock options will vest on July 21, 2012, and another half will vest on July 21, 2013.
(3)	Of the unvested stock options, half of the unvested stock options vested on January 21, 2012, and another half will vest on January 21, 2013.
(4)	These unvested stock options vested on April 30, 2012.
(5)	These unvested stock options vested on January 22, 2012
(6)	Of the unvested stock options, half of the unvested stock options will vest on September 7, 2012, and another half will vest on September 7, 2013.

Outstanding Equity Awards Narrative Disclosure

Amended and Restated 2001 Incentive Plan

In July 2011, our original Amended and Restated 2001 Incentive Plan expired. Options to purchase 4,400,888 shares of Common Stock were outstanding as of December 31, 2011 under the Amended and Restated 2001 Incentive Plan. Although the Amended and Restated 2001 Incentive Plan expired, the 4,400,888 options still outstanding under such plan are still exercisable under the Amended and Restated 2001 Incentive Plan.

In April 2011, our Board approved, and in July 2011, our stockholders approved a new 2011 Equity Incentive Plan, which is discussed below.

2011 Equity Incentive Plan

Our 2011 Equity Incentive Plan is comprised of 4,200,000 shares of our Common Stock. The purpose of the 2011 Equity Incentive Plan is: (i) to align our interests and recipients of options under the plan by increasing the proprietary interest of such recipients in our growth and success, and (ii) to advance our interests by providing additional incentives to officers, key employees and well-qualified non-employee directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of its business, operations and affairs. The Compensation Committee of our Board administers our incentive plan, selects the persons to whom options are granted and fixes the terms of such options.

Options may be awarded during the ten-year term of the plan to our employees (including employees who are directors), or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees or employees of our subsidiaries may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our Board, may be granted Non-Statutory Stock Options.

Directors are eligible to participate in our 2011 Equity Incentive Plan. T he plan provides for an initial grant of an option to purchase up to 25,000 shares (prorated based on months to be served in the fiscal year in which they join) of Common Stock to each director upon first joining our Board and subsequent grants of options to purchase 25,000 shares upon each anniversary of such director’s appointment and an additional 15,000 option grant for serving as Lead Director. The Executive Chairman is also granted 7,500 additional options. Such options are granted at an exercise price equal to a 30-day volume weighted average of the fair market value of the Common Stock on the grant date and immediately vest.

Options and warrants to purchase 7,847,052 shares of our Common Stock at prices ranging from $1.38 to $6.63 are outstanding at December 31, 2011. There were no options granted during 2011 whose exercise price was lower than the estimated market price of the stock at the grant date.

Options issued during 2011 to employees and directors under the Amended and Restated 2001 Incentive Plan (issued prior to plan expiration) totaled 296,174 shares, at exercise prices ranging from $3.20 and $3.55. Options issued during 2011 to directors under the 2011 Equity Incentive Plan totaled 152,363 shares, at exercise prices ranging from $1.38 and $3.47.

Option Exercises and Stock Vested

The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2011:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Sirgo, Pharm.D.	26,659	$24,577	—	—
James A. McNulty, CPA	—	—	—	—
Andrew L. Finn, Pharm.D.	—	—	—	—
Benny Ward, CPA	—	—	—	—

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our Company’s best interests.

Nonqualified Deferred Compensation

None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Mark A. Sirgo, Pharm.D.	2/25/11					22,369	(1)				$3.55	$3.48	$50,022
	7/20/11					25,000	(2)				$3.47	$3.64	$57,360

James A. McNulty, CPA	2/25/11					16,219	(1)				$3.55	$3.48	$36,269

Andrew L. Finn, Pharm.D.	2/25/11					15,348	(1)				$3.55	$3.48	$34,321

Benny Ward, CPA	2/25/11					3,320	(1)				$3.55	$3.48	$7,424

(1)	Employee stock options granted as award.
(2)	Director stock options granted as compensation as serving as a director.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based.

Options granted to employees vest over 36 months beginning on the first anniversary of the grant date at which time 33% of such options vest. These options expire in 10 years and are outstanding for as long as the individual is an active employee. Employee options qualify as Incentive Stock Options.

Options granted to directors vest immediately. These options expire in 10 years and are outstanding for the life of the option. Director options qualify as Non-Statutory Stock Options.

Potential Payments Under Severance/Change in Control Arrangements

The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2011 and (ii) the stock price was $0.81, which was the closing market price of our Common Stock on December 31, 2011, the last business day of the 2011 fiscal year.

Name	If Company Terminates Executive Without Cause or Executive Resigns with Good Reason ($)		Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Mark A. Sirgo, Pharm.D.
Cash Payment	$647,498	(1)	$1,268,378	(1)
Acceleration of Options	—		—	(2)

Total Cash and Benefits	$647,498		$1,268,378

James A. McNulty, CPA
Cash Payment	$459,954	(1)	$685,042	(1)
Acceleration of Options	—		—	(2)

Total Cash and Benefits	$459,954		$685,042

Andrew L. Finn, Pharm.D.
Cash Payment	$446,448	(1)	$659,448	(1)
Acceleration of Options	—		—	(2)

Total Cash and Benefits	$446,448		$659,448

Benny Ward
Cash Payment	$185,243	(1)	448,493	(1)
Acceleration of Options	—		—	(2)

Total Cash and Benefits	$185,243		$448,493

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2011.
(2)	Determined by taking excess of the fair market value of our Common Stock on December 31, 2011, less the exercise price of each accelerated option.

For each of our executive officers, in their employment agreements the term “change of control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “change of control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of our Company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):

(i) An acquisition (whether directly from our company or otherwise) of any voting securities of our Company by any person or entity, immediately after which such person or entity has beneficial ownership of forty percent (40%) or more of the combined voting power of our then outstanding voting securities.

(ii) The individuals who, as of the date hereof, are members of the our Board cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting our Company, to constitute at least fifty-one percent (51%) of the members of our Board; or

(iii) Approval by our Board and, if required, our stockholders of, or our execution of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a change of control):

(A) A merger, consolidation or reorganization involving our company, where either or both of the events described in clauses (i) or (ii) above would be the result;

(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, our Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of our Company to any person or entity (other than a transfer to a subsidiary of our Company).

The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.

DIRECTOR COMPENSATION

Summary Directors’ Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis E. O’Donnell, Jr.	$50,000		—	$74,568	(1)	—	—	—	$124,568
William B. Stone	$64,000		—	$91,776	(2)	—	—	—	$155,776
John J. Shea	$50,000		—	$57,360	(3)	—	—	—	$107,360
William S. Poole	$100,450	(4)	—	$57,360	(5)	—	—	—	$157,810
Samuel P. Sears, Jr.	$9,046		—	$2,978	(6)	—	—	—	$12,024

(1)	As of December 31, 2011, the outstanding stock options held by Dr. O’Donnell total 280,000, all of which have vested.
(2)	As of December 31, 2011, the outstanding stock options held by Mr. Stone total 400,000, all of which have vested.
(3)	As of December 31, 2011, the outstanding stock options held by Mr. Shea total 283,700, all of which have vested.
(4)	Includes compensation of $48,950 for serving as Chairman of the board-level Risk Management Committee and associated sub-committee.
(5)	As of December 31, 2011, the outstanding stock options held by Mr. Poole total 245,000, all of which have vested.
(6)	As of December 31, 2011, the outstanding stock options held by Mr. Sears total 4,863, all of which have vested.

Narrative Disclosure to Summary Directors’ Compensation Table

The Compensation Committee of our Board reviews the Director Remuneration Policy, which establishes the compensation our directors earn for serving on our Board and individual committees. The policy follows (all annual cash retainers are paid quarterly in advance):

•	$30,000 annual cash retainer to each Board member.

•	$20,000 annual cash retainer to the Executive Chairman.

•	$10,000 annual cash retainer to the Lead Director.

•	$15,000 annual cash retainer to the Chairman of the Audit Committee.

•	$10,000 annual cash retainer to the Chairman of the Compensation Committee.

•	$7,500 annual cash retainer to the Chairman of the Nominating & Corporate Governance Committee.

•	$7,500 annual cash retainer to each non-Chairman Audit Committee member.

•	$5,000 annual cash retainer to each non-Chairman Compensation Committee member.

•	$4,000 annual cash retainer to each non-Chairman Nominating & Corporate Governance Committee member.

•	25,000 options to purchase shares of our Common Stock per year, to each director.

•	7,500 additional options to purchase shares of our Common Stock per year to the Executive Chairman.

•	15,000 additional options to purchase shares of our Common Stock per year to the Lead Director.

•	New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and option awards.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF FRANCIS E. O’DONNELL, JR. AND SAMUEL P. SEARS, JR. TO SERVE AS CLASS I DIRECTORS ON THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2011

On January 19, 2012, the Audit Committee of the Board appointed the firm of Cherry, Bekaert & Holland, L.L.P (“CBH”) to serve as the Company’s independent auditors for the Company’s fiscal year ended December 31, 2012. The independent accountant’s report of CBH on the Company’s consolidated financial statements for the year ended December 31, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees. The aggregate fees billed by CBH for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2011 and 2010 totaled $135,850 and $135,850, respectively. The above amounts include interim procedures as audit fees as well as attendance at audit committee meetings.

Audit-Related Fees. The aggregate fees billed by CBH for audit-related fees for the years ended December 31, 2011 and 2010 were $14,956 and $19,326, respectively.

Tax Fees. The aggregate fees billed by CBH for professional services rendered for tax compliance, for the years ended December 31, 2011 and 2010 were $18,600 and $27,100, respectively.

All Other Fees. None.

The Audit Committee of our Board has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit, tax and non-audit services provided by CBH in 2011. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by CBH.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure. None.

A representative of CBH is expected to attend the Meeting, will have the opportunity to make a statement should they desire to do so and to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF CHERRY BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012.

OTHER INFORMATION

Proxy Solicitation

All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company’s officers and regular employees may solicit proxies personally or by telephone. The Company does not intend to utilize a paid solicitation agent.

Proxies

A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to the Secretary of the Company, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of the Company’s Board.

Securities Outstanding; Votes Required

As of the close of business on the Record Date there were 29,720,297 shares of Common Stock outstanding. As of the Record Date, no shares of preferred stock were issued or outstanding. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business

The Company’s Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth, as of June 12, 2012, by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 801 Corporate Center Drive, Suite #210, Raleigh, NC 27607.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class as of June 12, 2012(1)
Hopkins Capital Group II, LLC(2)	3,275,490	11.02%
Francis E. O’Donnell, Jr., M.D.(3)	3,727,756	12.42%
FMR LLC(4)	3,023,500	10.17%
Baker Brothers Life Sciences, L.P.(5)	2,595,044	8.73%
Sophrosyne Capital, LLC(6)	1,943,000	6.54%
Mark A. Sirgo, Pharm.D.(7)	1,822,591	5.94%
James A. McNulty(8)	451,353	1.50%
Andrew L. Finn, Pharm.D.(9)	1,109,580	3.69%
Benny Ward(10)	41,553	*
William B. Stone(11)	435,000	1.44%
John J. Shea(12)	310,000	1.03%
William S. Poole(13)	253,190	*
Samuel P. Sears, Jr(14)	11,863	*
All Directors and Officers as a group (9 persons)	8,162,886	24.96%

*	Less than 1%
(1)	Based on 29,720,297 shares of Common Stock outstanding as of June 12, 2012 and shares beneficially owned by the referenced parties as described below.
(2)

Includes 400,402 shares of our Common Stock which were converted from Series B Convertible Preferred Stock in January 2007. The address for Hopkins Capital Group II, LLC is 324 S Hyde Park, Suite 350, Tampa, FL. 33606.

(3)

Dr. O’Donnell is our Executive Chairman and a Director. Includes the shares owned by Hopkins Capital Group II, LLC, as to which Dr. O’Donnell disclaims beneficial interest (see Note 2). Excludes 167,500 shares owned by The Francis E. O’Donnell, Jr. Irrevocable Trust #1, of which Dr. O’Donnell’s sister, Kathleen O’Donnell, is trustee, and as to which Dr. O’Donnell disclaims beneficial interest. The remaining 4,577 shares of Common Stock are owned by Dr. O’Donnell’s sister. In addition, this number includes 157,689 shares owned personally by Dr. O’Donnell and options to purchase 290,000 shares of our Common Stock, all of which is currently exercisable. Dr. O’Donnell’s address is 865 Longboat Club Road, Longboat Key FL. 34228.

(4)

FMR is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has the sole dispositive rights on the shares owned by various investment companies registered under Section 8 of the Investment Company Act of 1940, including Fidelity Series Small Cap Opportunities Fund, which owns 1,814,345 shares or 6.120%. The several investment companies each has the sole voting power to vote the shares owned by them.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2012, Felix J. Baker and Julian C. Baker have voting and investment power over the shares held by Baker Brothers Life Sciences, L.P. Includes 6,217 shares owned by 667, L.P. and 7,229 shares owned by 14159, L.P.

(6)	Based on a Schedule 13G filed with the SEC on April 16, 2012, by Sophrosyne, Capital, LLC who has sole voting and investment power over the shares held.

(7)

Includes 856,721 shares owned by Dr. Sirgo, our President and Chief Executive Officer. Includes options to purchase 965,870 shares of Common Stock, all of which are currently exercisable. Excludes options to purchase 84,205 shares of Common Stock which are not currently exercisable. Dr. Sirgo’s address is 606 Wayne Drive, Raleigh, NC. 27609.

(8)

Mr. McNulty is our Chief Financial Officer, Secretary and Treasurer. Includes 43,159 shares owned by Mr. McNulty. Includes options to purchase 408,194 shares of our Common Stock, all of which are currently exercisable. Includes 2,288 shares owned by his wife, as to which he disclaims beneficial interest of. Excludes options to purchase 61,054 shares of Common Stock which are not currently exercisable. Mr. McNulty’s address is 4419 W. Sevilla Street, Tampa, FL. 33629.

(9)

Dr. Finn is our Executive Vice President of Clinical Development and Regulatory Affairs. Includes 766,413 shares owned by Dr. Finn. Includes options to purchase 343,167 shares of Common Stock, all of which are currently exercisable. Excludes options to purchase 55,938 shares of Common Stock which are not currently exercisable. Dr. Finn’s address is 3104 Raymond Street, Raleigh, NC. 27607.

(10)

Benny Ward is our Executive Vice President of Business and Strategic Development. Includes options to purchase 41,553 shares of Common Stock, all of which are currently exercisable. Excludes options to purchase 80,612 shares of Common Stock which are not currently exercisable. Mr. Ward’s address is 1705 Point O’Woods Ct. Raleigh, NC. 27604.

(11)

Mr. Stone is a Director. Includes 35,000 shares owned and options to purchase 400,000 shares of our Common Stock, all of which are currently exercisable. Mr. Stone’s address is 11120 Geyer Downs Lane, Frontenac MO. 63131.

(12)

Mr. Shea is a Director. Includes 26,300 shares owned and options to purchase 283,700 shares of our Common Stock, all of which are currently exercisable. Mr. Shea’s address is 290 Wax Myrtle Trail, Southern Shores, NC. 27949.

(13)

Mr. Poole is a Director. Includes 8,190 shares owned and options to purchase 245,000 shares of our Common Stock, all of which are currently exercisable. Mr. Poole’s address is 7813 Hardwick Drive, Raleigh, NC. 27615.

(14)

Mr. Sears is a Director. Includes 7,000 shares owned and options to purchase 4,863 shares of our Common Stock, all of which are currently exercisable. Mr. Sears’ address is 1 Fieldstone Drive, Winchester, MA. 01890.

Certain Relationships and Related Transactions

As of December 31, 2001, our Board appointed an Audit Committee consisting of independent directors. This Audit Committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. The Audit Committee and/or our independent directors independently reviewed, ratified and/or approved, as the case may be, the agreements described below. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.

The following is a listing of our related party transactions:

HCG II, Accentia and affiliates

We have had several business relationships with Accentia and its affiliates. Hopkins Capital Group II, LLC, or HCG II, which is controlled by Dr. Frank O’Donnell, Jr., our Chairman of the Board and which owns a significant percentage of our Common Stock as of the date of this Proxy Statement, is a significant stockholder of Accentia. In addition, Dr. O’Donnell is also the Chairman and CEO of Accentia and of Biovest, a subsidiary of Accentia. In addition, William S. Poole, a director of our Company, is also a director of Accentia. Also, James A. McNulty, our Secretary, Treasurer and CFO, is also Secretary and Treasurer of Accentia and Chief Financial Officer of HCG II.

On November 10, 2008, Accentia and its subsidiaries, including Biovest filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. On November 17, 2010, both companies emerged from Chapter 11. We do not have any projects with Accentia at this time, nor did we in any part of 2011.

Amphotericin B License. On April 12, 2004, we licensed a topical formulation of our encochleated Amphotericin B to Accentia. Pursuant to the license terms, the lack of commercialization within a five year period, and Accentia’s emergence from Chapter 11 proceedings, the license was terminated in 2010.

Arius/TEAMM Distribution Agreement. On March 12, 2004, our Arius subsidiary (then a separate company) entered into a Distribution Agreement pursuant to which it granted exclusive marketing and sales rights in the United States to Teamm Pharmaceuticals, Inc. (“Teamm”) with respect to the Emezine™ product for the treatment of nausea and vomiting. Teamm was renamed Accentia Pharmaceuticals, Inc. in 2007 and is a wholly-owned subsidiary of Accentia. As part of this agreement, Teamm agreed to pay for the development costs of Emezine™. We received development cost reimbursements of $1.0 million in 2004 from Accentia in connection with this agreement and an additional $300,000 in 2005 upon the acceptance of the Emezine™ NDA for filing. On December 17, 2008, in conjunction with the Reckitt Benckiser Healthcare (UK) Limited (“Reckitt”) termination of the Emezine™ agreement, the Arius Teamm Distribution Agreement was terminated.

Emezine™ Settlement Agreement. On December 30, 2009, we entered into a Settlement Agreement with Accentia, Arius and Teamm. The purpose of such agreement was to memorialize the terms and conditions of a settlement between us and Accentia of claims by Teamm relating to the Distribution Agreement between Arius and Teamm. At the time the Distribution Agreement was entered into, Arius was not affiliated with us. Arius was acquired by us in August 2004. We did not believe that Accentia’s claims had merit, but we also believed that the alternative of a protracted dispute would be distracting, time consuming and costly at a time when we were focusing our efforts on the commercial launch of ONSOLIS®, our first approved product, and on the development of our product pipeline including BEMA® Buprenorphine. As such, we elected to enter into the Settlement Agreement.

The Settlement Agreement provides that we and Accentia mutually release all claims that either may have against each other and, in connection therewith, we will (a) pay $2.5 million to Accentia (paid to escrow in

February 2010) and (b) grant the following royalty rights (the “Product Rights”) to Accentia with respect to our BEMA® Granisetron product candidate (“BEMA® Granisetron”) (or in the event it is not BEMA® Granisetron, our third product candidate (excluding BEMA® Buprenorphine) as to which we file an NDA, which, together with BEMA® Granisetron, shall be referred to hereinafter as the “Product”): (i) 70/30 split between our Company and Accentia, respectively) of royalty received if a third party sells the Product and 85/15 split on net sales if we sell the Product; and (ii) we will, from the sale of the Product, fully recover amounts equal to (1) all internal and external worldwide development costs of the Product (“Costs”) plus interest (measured on weighted average prime interest rate from first dollar spent until Product launch) and (2) the $2.5 million payment plus interest (measured on weighted average prime interest rate from the time of payment until Product launch) before Accentia begins to receive its split as described in (b) (i) above. In addition, pursuant to the Settlement Agreement, we received a warrant to purchase 2 million shares of Accentia’s majority-owned subsidiary, Biovest, from Accentia, with a strike price equal to 120% of the closing bid price of Biovest’s common stock as of the date the Bankruptcy Court enters a final order authorizing Accentia to carry out the Settlement Agreement, with the issuance of the Warrant to occur upon the $2.5 million payment by us. The Warrant will be exercisable immediately and for a period of seven 7 years from the date of issuance. During the initial two 2 year exercise period, any exercise of the Warrant by us will be subject to approval by Biovest.

Other

As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities.

We believe that the terms of the above transactions with affiliates were as favorable to us or our affiliates as those generally available from unaffiliated third parties. At the time of certain of the above referenced transactions, we did not have sufficient disinterested directors to ratify or approve the transactions; however, the present Board includes four independent directors which constitute a majority as required by NASDAQ Stock Market rules. We believe that William B. Stone, John J. Shea, William S. Poole and Samuel P. Sears, Jr. qualify as independent directors for NASDAQ Stock Market purposes.

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Deadline for Submission of Stockholder Proposals for 2013 Annual Meeting of Stockholders

Stockholders may present proposals intended for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations, and the Company’s Amended and Restated Bylaws, as applicable. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2013 Proxy Statement.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: James A. McNulty. Mr. McNulty will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Such Report constitutes the Company’s Annual Report to its Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such Report includes the Company’s audited financial statements for the 2011 fiscal year and certain other financial information, which is incorporated by reference herein. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact James McNulty, Chief Financial Officer of the Company, at (813) 864-2562.

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS MARK A. SIRGO AND JAMES A. MCNULTY, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF BIODELIVERY SCIENCES INTERNATIONAL, INC. HELD OF RECORD BY THE UNDERSIGNED ON JUNE 12, 2012, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JULY 19, 2012, OR ANY ADJOURNMENT THEREOF.

1. Reelection of Francis E. O’Donnell, Jr. and Samuel P. Sears, Jr. as Class I directors, to hold office until the 2015 Annual Meeting of Stockholders or their successors are elected and qualified or until their earlier resignation or removal.

[    ] FOR THE NOMINEES

[    ] WITHHOLD AUTHORITY FOR THE NOMINEES

[    ] FOR ALL EXCEPT (see instructions)

[ ] Francis E. O’Donnell, Jr.	[ ] Samuel P. Sears, Jr.

Instructions: to withhold authority for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold for.

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditors for the fiscal year ending December 31, 2012;

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned shareholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.